EXHIBIT 10.3

Name:
Number of Cash Units Awarded:
Date of Grant:

Trinseo PLC

Amended & Restated 2014 Omnibus Incentive Plan

Cash Unit Agreement

This agreement (this “Agreement”) evidences an award (the “Award”) of cash units (the “Cash Units”) granted by Trinseo PLC (the “Company”) to the undersigned (the “Grantee”) pursuant to the Trinseo PLC Amended and Restated 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.Grant of Cash Units. On the date of grant set forth above (the “Grant Date”) the Company granted to the Grantee an award consisting of the right to receive, on the terms provided herein and in the Plan, an amount equal to the Fair Market Value with respect to each Cash Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The grant of the Cash Units is a one-time benefit and does not create any contractual or other right for the Grantee to receive a grant of cash units or benefits in lieu of cash units in the future.

The Award shall not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or any Affiliate, and the Grantee shall not have any rights of a shareholder of Company stock (“Stock”) and shall not be entitled to receive or be credited with any dividends declared and payable on any share of Stock.

2.Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

3.Vesting, etc.

(a)	The Award shall vest in three equal installments on the first, second and third anniversary of the Grant Date (each such date, a “Vesting Date”), subject to the Grantee’s continued Employment with the Company through each applicable Vesting Date.

(b)	Except as provided in sections (c) and (d) below, if the Grantee’s Employment with the Company terminates for any reason prior to any Vesting Date, the unvested portion of the Award will be automatically and immediately forfeited upon such termination.

(c)	If the Grantee’s Employment terminates due to his or her Retirement (as defined below), death, Permanent Disability, or due to a restructuring or redundancy, in each case, prior to any Vesting Date, the Award, to the extent then outstanding, will be treated as follows:

i.	If the Grantee’s Employment terminates as a result of the Grantee’s Retirement (as defined below), following such termination the Award will continue to vest as if the Grantee had remained in continuous Employment through the Vesting Date. For purposes hereunder, “Retirement” means a retirement from active Employment after the Grantee has attained age 55 with at least 10 years of continuous service with the Company, or its predecessor entity, The Dow Chemical Company, or any of its subsidiaries, or as defined in the Grantee's employment or other agreement with the Company.

ii.	If the Grantee’s Employment is terminated due to his or her death or by the Company due to his or her Permanent Disability, upon such termination, the Award will immediately vest in an amount equal to (A) the total number of unvested Cash Units, multiplied by (B) a fraction, the numerator of which is the number of full months occurring between (i) the later of the Grant Date or the most recent Vesting Date and (ii) the Grantee’s date of death of Permanent Disability, and the denominator of which is the number of months between (x) the later of the Grant Date or the most recent Vesting Date and (y) and the final Vesting Date.

iii.	If the Grantee’s Employment is terminated by the Company other than for Cause in connection with a restructuring or redundancy, as determined by the Company, upon such termination, the Award will vest on the next Vesting Date in an amount equal to (A) the total number of unvested Cash Units multiplied by (B) a fraction, the numerator of which is number of full months occurring between (i) the later of the Grant Date or the most recent Vesting Date and (ii) the date of Grantee’s termination, and the denominator of which is the number of months between (x) the later of the Grant Date or the most recent Vesting Date and (y) and the final Vesting Date.

(d)	If, within the twenty-four (24)-month period following the occurrence of a Change in Control (as defined below), (A) the Grantee’s Employment is terminated by the Company other than for Cause or, (B) if the Grantee is a current member of the Company’s executive leadership team and is subject to an effective employment or other individual agreement with the Company that provides the Grantee with the ability to terminate his or her employment for “good reason” (with such term having the meaning ascribed thereto in the employment or other individual agreement, if any, between the Grantee and the Company for so long as such agreement is in effect), upon such termination and in lieu of the treatment provided for in Section 3(c)ii above, the Award, to the extent then outstanding, will immediately vest in full as to the total number of Cash Units subject to the Award on the date of termination.

i.	For purposes of this Agreement, “Change in Control” means the first to occur of any of the following events:

1.	an event in which any “person,” as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended

(the “1934 Act”) (other than (A) the Company, (B) any subsidiary of the Company, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (D) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

2.	the consummation of the merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (1) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing 50% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

3.	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

ii.	Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under the Award by reason of a Change in Control, it shall become payable only if the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

4.Settlement of Cash Units.

(a)	Except for Cash Units which vest early pursuant to Section 3, as soon as administratively practicable following each Vesting Date, the Company or an

Affiliate shall make a cash payment in local currency, less any applicable tax withholding and/or any other required withholdings pursuant to Section 7 of this Agreement, to the Grantee in settlement of the Cash Units awarded by this Agreement equal to the number of the Grantee’s vested Cash Units multiplied by the Fair Market Value of a share of Stock on the Vesting Date, subject to Section 4(c). For purposes of the foregoing, the amount of the cash payment in local currency shall be determined using the USD and local currency conversion rate on the date of vesting, as determined by the Company in its sole discretion.

(b)	“Fair Market Value” means, subject to section (c) below, as of any given date, the fair market value of a share of Stock on the immediately preceding date determined by such methods or procedures as may be established from time to time by the Company. Unless otherwise determined by the Company, the Fair Market Value of a share of Stock as of any date shall mean the closing trading price for a share of Stock as reported on the New York Stock Exchange (or on any national securities exchange on which the Stock is then listed) on such date or, if no such price is reported for that date, the closing date on the following date for which such prices were reported.

(c)	The Fair Market Value shall be subject to the following limits:

i.	If Cash Units vest on the first Vesting Date, and the Fair Market Value on such Vesting Date exceeds $7.35, the settlement of vested Cash Units shall be calculated as if the Fair Market Value on such Vesting Date was exactly $7.35.

ii.	If Cash Units vest on the second Vesting Date, and the Fair Market Value on such Vesting Date exceeds $13.15, the settlement of vested Cash Units shall be calculated as if the Fair Market Value on such Vesting Date was exactly $13.15.

iii.	If Cash Units vest on the third Vesting Date, and the Fair Market Value on such Vesting Date exceeds $18.15, the settlement of vested Cash Units shall be calculated as if the Fair Market Value on such Vesting Date was exactly $18.15.

iv.	If Cash Units vest prior to a Vesting Date pursuant to Section 3(c)ii, then Fair Market Value shall be the greater of the Fair Market Value (i) on the date of grant or (ii) on the date of termination, subject to the limitations in (i)-(iii) above.

v.	If Cash Units vest prior to a Vesting Date pursuant to Section 3(c)iii, the Fair Market Value on such early vesting date shall be equal to the Fair Market Value applicable to the next Vesting Date as described in (i)-(iii) above.

vi.	If Cash Units vest prior to a Vesting Date pursuant to Section 3(d), then Fair Market Value shall be the greater of the Fair Market Value (i) on the date of grant or (ii) on the date of termination, without regard to the limitations in (i)-(iii) above.

5.Forfeiture; Recovery of Compensation. By accepting the Award the Grantee expressly acknowledges and agrees that his or her rights (and those of any permitted transferee) under the Award or any proceeds from the settlement thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Without limiting the foregoing, the Administrator may recover Cash Units, or amounts paid upon settlement of Cash Units, in accordance with the Company’s Policy for Recoupment of Incentive Compensation (as may be amended from time to time) or as otherwise required by applicable law or applicable stock exchange listing standards. Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.

6.Nontransferability. Neither the Award nor the Cash Units, nor any rights and privileges pertaining thereto, may be transferred except at death in accordance with Section 6(a)(3) of the Plan.

7.Responsibility for Taxes & Withholding. Regardless of any action the Company or any of its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its Affiliates. The Grantee further acknowledges that the Company and/or its Affiliates (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Cash Units, including, but not limited to, the grant, vesting or settlement of the Cash Units, and the receipt of any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that Company and/or its Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Affiliates to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Grantee’s wages/salary or other cash compensation paid to the Grantee by the Company and/or its Affiliates; or

(b)	withholding from gross amount of the cash payment in settlement of the Cash Units.

To avoid negative accounting treatment, the Company and/or its Affiliates may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.

The Grantee shall pay to the Company and/or its Affiliates any amount of Tax- Related Items that the Company and/or its Affiliates may be required to withhold or account for as a result of the Grantee’s participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue payment for the vested Cash Units if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

By accepting this grant of Cash Units, the Grantee expressly consents to the methods of withholding Tax-Related Items by the Company and/or its Affiliates as set forth herein, including the withholding of proceeds and the withholding from the Grantee's wages/salary or other amounts payable to the Grantee. All other Tax-Related Items related to the Cash Units and any payments issued therefor are the Grantee's sole responsibility.

8.Other Tax Matters. If, at the time of the Grantee’s termination of employment, the Grantee is a “specified employee,” as defined below, to the extent required by Section 409A, any and all amounts payable on account of the Grantee’s separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Grantee’s death. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation section 1.409A-1(i). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

9.Effect on Employment. Neither the grant of the Cash Units, nor the payment upon vesting of any portion thereof, will give the Grantee any right to be retained in the employ or service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her Employment at any time.

10.Acknowledgements. By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award and the Cash Units are subject in all respects to, the terms of the Plan. The Grantee further acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee or accepted electronically by the Grantee.

11.Authorization to Release and Transfer Necessary Personal Information. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and the Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Affiliates may hold certain personal information about the Grantee including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Cash Units held and the details of all Cash Units awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Grantee’s participation in the Plan (the “Data”). The Grantee understands that the Data may be transferred to the Company or any of the Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Cash Units under the Plan or with whom cash from the vesting of such Cash Units may be deposited. Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or the Affiliates or to any third parties is necessary for his or her participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting his or her local human resources representative in writing. The Grantee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Cash Units, and his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

Finally, upon request of the Company or the Grantee’s employer (the “Employer”), the Grantee agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Grantee for the purpose of administering the Grantee’s participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands and agrees that the Grantee will not be able to participate in the Plan if the Grantee fails to provide any such consent or agreement requested by the Company and/or the Employer.

12.Electronic Delivery and Execution. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Grantee understands that, unless revoked by the Grantee by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Grantee also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.

13.Appendix. Notwithstanding any provision of the Agreement to the contrary, this Cash Unit grant shall be subject to any and all special terms and provisions as set forth in the Appendix, if any, for the Grantee’s country of residence (and country of employment, if different). Moreover, if the Grantee relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of the Agreement.

14.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

TRINSEO PLC

By:

Name:

Title:

Dated:

Acknowledged and Agreed:

By:

Signature Page to Cash Unit Agreement

COUNTRY APPENDIX

ADDITIONAL TERMS AND CONDITIONS TO CASH UNIT AGREEMENT

This Country Appendix (“Appendix”) includes the following additional terms and conditions that govern the Grantee’s Cash Unit Award for all the Grantees that reside and/or work outside of the United States.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Cash Units vest or payment is made in settlement of the Cash Units.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and none of the Company, its Affiliates, nor the Administrator is in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country of residence and/or work may apply to the Grantee’s situation.

Finally, if the Grantee transfers employment after the Grant Date, or is considered a resident of another country for local law purposes following the Grant Date, the notifications contained herein may not be applicable to the Grantee, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.

Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language. The Grantee acknowledges and agrees that it is the Grantee’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Cash Unit Award, be drawn up in English. If the Grantee has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the Cash Unit Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Exchange Control, Foreign Asset/Account and/or Tax Reporting.  Depending upon the country to which laws the Grantee is subject, the Grantee may have certain foreign asset/account and/or tax reporting requirements that may affect the Grantee’s ability to acquire cash received from participating in the Plan (including from any dividend equivalents) in a brokerage or bank account outside the Grantee’s country of residence. The Grantee’s country may require that the Grantee reports such accounts, assets or transactions to the applicable authorities in his or her country. The Grantee also may be required to repatriate cash received from participating in the Plan to the Grantee’s country within a certain period of time after receipt. The Grantee is responsible for knowledge of and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding same.

Commercial Relationship. The Grantee expressly recognizes that the Grantee’s participation in the Plan and the Company’s Award grant does not constitute an employment relationship between the Grantee and the Company. The Grantee has been granted Cash Units as a consequence of the commercial relationship between the Company and the Employer, and the Employer is the Grantee’s sole employer. Based on the foregoing, (a) the Grantee expressly recognizes the Plan and the benefits the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Affiliate that employs the Grantee, (b) the Plan and the benefits the Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Affiliate that employs the Grantee, and (c) any modifications or amendments of the Plan by the Company or the Administrator, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Affiliate that employs the Grantee.

Additional Acknowledgements. The GRANTEE also acknowledges and agrees to the following:

●	The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
●	All decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company.
●The future Fair Market Value is unknown, undeterminable and cannot be predicted with certainty.
●The Grantee’s participation in the Plan is voluntary.
●	No claim or entitlement to compensation or damages arises from the forfeiture of the Award or any of the Cash Units, the termination of the Plan, or the diminution in value of the Cash Units, and the Grantee irrevocably releases the Company, its Affiliates, the Administrator and their affiliates from any such claim that may arise.
●	The Cash Unit, and the income and value of same, are not part of normal or expected compensation or salary for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments, and are not for the purpose of, are not intended to replace, any pension rights or compensation.
●	Unless otherwise agreed with the Company in writing, the Award, and the income and value of same, are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of the Company or its Affiliates.
●	Neither the Company nor its Affiliates shall be liable for any foreign exchange rate fluctuation between the Grantee's local currency and the U.S. Dollar that may affect the value of the Cash Units or of any amounts due to the Grantee pursuant to the settlement of the Cash Units.
●	None of the Company, its Affiliates, nor the Administrator is providing any tax, legal or financial advice or making any recommendations regarding the Grantee’s participation in the Plan, the grant, vesting or settlement of the Grantee’s Cash Units. The Grantee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) / SWITZERLAND / UNITED KINGDOM

Terms and Conditions

Employee Data Privacy. If the Grantee resides and/or works in the EU/EEA, Switzerland or the United Kingdom, the following provisions replace Section 11 of the Agreement in its entirety:

The Company, with its address at 440 E. Swedesford Road, Suite 301, Wayne, PA 19087, USA, is the controller responsible for the processing of the Grantee’s personal data by the Company and the third parties noted below, and its representative in Italy for privacy purposes is A.P.I. Applicazioni Plastiche Industriali S.p.A. with its registered address at Via Dante Alighieri n. 27, 36065 Mussolente (VI) Italy.

(a)Data Collection and Usage. Pursuant to applicable data protection laws, the Grantee is hereby notified that the Company collects, processes and uses certain personally-identifiable information about the Grantee for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Stock or directorships held in the Company, and details of all Cash Units awarded, vested, or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Grantee’s employer (“Personal Data”). In granting the Cash Units under the Plan, the Company will collect Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of Personal Data is the necessity of the processing for the Company to perform its contractual obligations under the Agreement and the Plan and the Company’s legitimate business interests of managing the Plan, administering employee equity awards and complying with its contractual and statutory obligations.

(b)Stock Plan Administration Service Provider. The Company transfers Personal Data to Merrill Lynch and its affiliates, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Grantee’s ability to participate in the Plan. The processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States or elsewhere throughout the world. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company's legal basis for the transfer of the Grantee’s Personal Data to the United States is to satisfy its contractual obligations under the terms and conditions of this Agreement.

(d)Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal

Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s country. For example, the Grantee’s rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on processing of Personal Data, (v) lodge complaints with competent authorities in the Grantee’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Grantee’s rights or to exercise the Grantee’s rights, the Grantee may contact his or her local partner or human resources representative.

FRANCE

Terms and Conditions

Use of English Language. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

HONG KONG

Terms and Conditions

Not subject to ORSO. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (ORSO).

ITALY

Terms and Conditions

Plan Document Acknowledgment. The Grantee further acknowledges that he or she has read and specifically and expressly approves the Data Privacy section above as well as the following sections of the Agreement Section 1 (“Grant of Cash Units”); Section 3 (“Vesting”); Section 4 (“Settlement of Cash Units”), Section 5 (“Forfeiture; Recovery of Compensation”); Section 6 (“Nontransferability”); Section 7 (“Responsibility for Taxes & Withholding”); Appendix (“English Language”; “Additional Acknowledgements”).

MEXICO

Terms and Conditions

Plan Document Acknowledgement. By accepting the Cash Units, the Grantee acknowledges that he or she has received a copy of the Plan and the Agreement, including this Appendix, which the Grantee has reviewed. The Grantee acknowledges further that he or she accepts all the provisions of the Plan and the Agreement, including this Appendix. The Grantee also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in “Additional Acknowledgements” in this Appendix, which clearly provides as follows:

(1)	The Grantee’s participation in the Plan does not constitute an acquired right;
(2)	The Plan and the Grantee’s participation in it are offered by the Company on a wholly discretionary basis;
(3)	The Grantee’s participation in the Plan is voluntary; and
(4)	Neither the Company nor any Affiliates are responsible for any decrease in the value of the Award granted and/or cash paid under the Award.

Labor Law Policy and Acknowledgment

By accepting the Cash Units, the Grantee expressly recognizes that the Company, with registered offices at Riverside One, Sir John Rogerson’s Quay, Dublin 2, Dublin, Ireland D02 X576, is solely responsible for the administration of the Plan and that the Grantee’s participation in the Plan do not constitute an employment relationship between the Grantee and the Company since the Grantee is participating in the Plan on a wholly commercial basis and his or her sole employer is Trinseo de Mexico, S. de R.L. de C.V. or Altuglas Mexico S.A. de C.V. (together, “Trinseo Mexico”). Based on the foregoing, the Grantee expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Grantee and the employer, Trinseo Mexico, and do not form part of the employment conditions and/or benefits provided by Trinseo Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment.

The Grantee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Grantee’s participation at any time without any liability to the Grantee.

Finally, the Grantee hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Grantee therefore grants a full and broad release to the Company, and its subsidiaries, branches, representative offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.

Spanish Translation

Reconocimiento del Documento del Plan

Al aceptar las Unidades de Efectivo, el Beneficiario reconoce que ha recibido una copia del Plan y el Acuerdo, con inclusión de este Anexo, que el Beneficiario ha revisado. El Beneficiario reconoce, además, que acepta todas las disposiciones del Plan y en el Acuerdo, incluyendo este Anexo. El Beneficiario también reconoce que ha leído y que concretamente aprueba de forma expresa los términos y condiciones establecidos en la Sección “Reconocimientos Adicionales” de este Anexo, que claramente dispone lo siguiente:

(1)	La participación del Beneficiario en el Plan no constituye un derecho adquirido;
(2)	El Plan y la participación del Beneficiario en el Plan se ofrecen por la Compañía en su discrecionalidad total;

(3)	Que la participación del Beneficiario en el Plan es voluntaria; y
(4)	Ni la Compañía ni sus Afiliadas son responsables por la reducción del valor del Premio y/o el efectivo pagado en virtud del Premio.

Política Laboral y Reconocimiento

Al aceptar las Unidades de Efectivo, el Beneficiario expresamente reconoce que la Compañía, con sus oficinas registradas y ubicadas en Riverside One, Sir John Rogerson’s Quay, Dublin 2, Dublin, Ireland D02 X576, es la única responsable por la administración del Plan y que la participación del Beneficiario en el Plan y en su caso la adquisición de Acciones no constituyen una relación de trabajo entre el Beneficiario y la Compañía, ya que el Beneficiario participa en el Plan en un marco totalmente comercial y su único patrón es Trinseo de Mexico, S. de R.L. de C.V. o Altuglas Mexico S.A. de C.V. (juntos, “Trinseo Mexico”). Derivado de lo anterior, el Beneficiario expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Beneficiario y el patrón, Trinseo Mexico, y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por Trinseo Mexico, y que cualquier modificación al Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de la relación de trabajo del Beneficiario.

Asimismo, el Beneficiario reconoce que su participación en el Plan se ha resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar la participación del Beneficiario en cualquier momento y sin responsabilidad alguna frente el Beneficiario.

Finalmente, el Beneficiario por este medio declara que no se reserva ninguna derecho o acción en contra de la Compañía por cualquier compensación o daños y perjuicios en relación de las disposiciones del Plan o de los beneficios derivados del Plan, y por lo tanto, el Beneficiario otorga el más amplio finiquito que en derecho proceda a la Compañía, y sus filiales, oficinas de representación, accionistas, directores, autoridades, empleados, agentes, o representantes legales en relación con cualquier demanda que pudiera surgir.

NETHERLANDS

Terms and Conditions

Waiver of Termination Rights.  In consideration of the grant of the Cash Units, the Grantee agrees that he or she waives any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) the Grantee ceases to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

SPAIN

Terms and Conditions

Nature of Award. In accepting the grant of Cash Units, the Grantee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Cash Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates over and above the specific terms of the Plan. Consequently, the Grantee understands that the Cash Units are granted on the assumption and condition that the Cash Units and any cash received in connection with such Awards shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.

Further, the Grantee understands and agrees that, unless otherwise expressly provided for by the Company or set forth in the Agreement, the Cash Units will be cancelled without entitlement to any Stock if the Grantee ceases to be an eligible participant for any reason, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985.  The Company, in its sole discretion, shall determine the date when the Grantee’s status as an eligible participant has terminated for purposes of the Cash Units.

In addition, the Grantee understands that this grant would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Cash Units shall be null and void.

UNITED KINGDOM

Terms and Conditions

Tax Withholding and National Insurance Contributions Acknowledgement. Notwithstanding any provisions in the Agreement, the Grantee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer, or by His Majesty’s Revenue and Customs (“HMRC”) or any other tax authority or other relevant authority. The Grantee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold, or have paid or will pay, to HMRC (or any other tax authority or other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision may not apply to the Grantee if the indemnification is viewed as a loan. In this case, if the amount of any income tax due is not collected from or paid by the Grantee within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute an additional benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Grantee by any of the means referred to in Section 8 of the Agreement.

Exclusion of Claim. The Grantee acknowledges and agrees that the Grantee will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Grantee’s ceasing to have rights under or to be entitled to the Cash Units, whether or not as a result of termination of Grantee’s Employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Cash Units. Upon the grant of the Cash Units, the Grantee shall be deemed to have waived irrevocably any such entitlement.

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